Exhibit 10.16

MACK-CALI REALTY CORPORATION

TAX GROSS-UP AGREEMENT

AGREEMENT (“Agreement”) effective as of December 5, 2006 by and between Mack-Cali Realty Corporation (the “Company”) and Michael Grossman (“Employee”).

WHEREAS, pursuant to the 2000 Employee Stock Option Plan of Mack-Cali Realty Corporation (the “Plan”), the Company, on December 5, 2006, awarded Two Thousand Fifty Five (2,055) shares (“Restricted Shares”) of the Company’s common stock, par value $.01 per share (“Company’s Common Stock”) to the Employee subject to the terms, conditions, and restrictions set forth in the Plan and the Restricted Share Award Agreement between the Employee and the Company dated December 5, 2006 (hereinafter, “Restricted Share Award Agreement”); and

WHEREAS, the Company wishes to provide the Employee with a tax gross-up payment upon the date of grant applicable to such Restricted Shares;

NOW THEREFORE, the parties hereto agree as follows:

1.             Employee shall be entitled to receive a tax gross-up payment (the “Tax Gross-Up Payment”) from the Company with respect to each tax year in which the Restricted Shares granted pursuant to the Restricted Share Award Agreement vest and are distributed to him.  Each Tax Gross-Up Payment shall be a dollar amount equal to forty-three percent (43%) of the fair market value of the Restricted Shares at the time of vesting, exclusive of dividends.

2.             The Tax Gross-Up Payment shall be made as soon as practicable following the date of vesting.

3.             The Company shall have the right to deduct and withhold from the Tax Gross-Up Payment all social security and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld.

4.             Nothing in this Agreement shall confer on the Employee any right to continue as an employee of the Company or in any way affect the Company’s or any subsidiary’s right to terminate the Employee’s employment at any time subject to the terms of the Employee’s employment agreement.

5.             This Agreement contains the entire understanding of the parties with respect to the payment of the Tax Gross-Up Payment and this Agreement shall not be modified or amended except in writing and duly signed by each of the parties.

6.             This Agreement is not intended to provide for an elective deferral of compensation that would be subject to Section 409A of the Internal Revenue Code of 1986, as amended.

7.             This Agreement shall be governed by the laws of the State of New Jersey applicable to contracts made, and to be enforced, within the State of New Jersey.

8.             This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective on the date first above written.

Mack-Cali Realty Corporation

By:	/s/ Mitchell E. Hersh
Mitchell E. Hersh
President and
Chief Executive Officer

Employee

/s/ Michael Grossman
Michael Grossman